Exhibit 6.13

Stock REPURCHASE Agreement

This Stock Repurchase Agreement (this “Agreement”) made effective as of September 9, 2013 (the “Effective Date”), by and between GROUNDFLOOR Inc., a North Carolina corporation (the “Company”), and Chris Schmitt (the “Shareholder”).

1.           Purchase of Shares. The Company hereby issues and sells to Shareholder, and the Shareholder hereby purchases from the Company, subject to the terms and conditions set forth in this Agreement, five thousand (5,000) shares (the “Shares”) of Common Stock of the Company, no par value per share (the “Common Stock”). In consideration of the right to purchase the Shares, Shareholder desires and agrees to subject the Shares to the Purchase Option set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.           Consideration. As consideration for the Shares, the Shareholder shall pay to the Company $0.001 per share (the “Purchase Price”). The Shareholder shall pay the Purchase Price by performing certain services as a consultant of the Company pursuant to that certain Consulting Agreement dated as of the date hereof.

3.           Purchase Option.

(a)          If the Shareholder ceases to be employed by the Company, for any reason prior to October 11, 2013, the Company shall have the right and option (the “Purchase Option”) to purchase from the Shareholder, for the amount of $0.001 per share (the “Option Price”), up to the number of the Shares that are unvested at the time the Shareholder ceases to be employed by the Company. All of the Shares (100%) shall vest on October 11, 2013.

(b)          For purposes of this Agreement, employment by the Company shall include employment by or consulting services provided to the Company or a parent or subsidiary of the Company.

(c)          Notwithstanding the provisions of Section 2(a) hereof, all of the unvested Shares shall immediately vest upon the occurrence of an “Acceleration Event” as defined below. An “Acceleration Event” shall be deemed to have occurred upon (i) the merger or consolidation of the Company with or into another entity such that the shareholders of the Company prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of 50% or more of the Company’s assets or the sale of all or substantially all of the capital stock of the Company, or (iii) the liquidation of the Company.

4.           Exercise of Purchase Option and Closing.

(a)          The Company may exercise the Purchase Option by a notice of exercise to the Shareholder (or the Shareholder’s estate), in accordance with Section 14, within sixty (60) days after the termination of the Shareholder’s active participation in the business of the Company. Such notice shall specify the number of Shares to be purchased. If the Purchase Option is not so exercised within such 60-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 60-day period.

(b)          Within ten (10) days after the Shareholder’s (or the Shareholder’s estate) receipt of the Company’s notice of the exercise of the Purchase Option pursuant to Section 3(a) above, the Shareholder (or the Shareholder’s estate) shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase, duly endorsed in blank by the Shareholder (or the Shareholder’s estate) or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Upon its receipt of such Shares, the Company shall deliver or mail to the Shareholder (or the Shareholder’s estate) a check in the amount of the aggregate Option Price therefor.

(c)          After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to Section 3(b) above, the Company shall not pay any dividend to the Shareholder on account of such Shares or permit the Shareholder (or the Shareholder’s estate) to exercise any of the privileges or rights of a shareholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

(d)          The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Shareholder to the Company or in cash (by check) or both.

(e)          The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 2 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

5.           Restrictions on Transfer.

(a)          Except as otherwise provided in Section 4(b) or 4(c) below, the Shareholder shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”), any of the Shares, or any interest therein.

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(b)          If, at any time or from time to time, the Shareholder proposes to transfer any Shares not then subject to the Purchase Option (the “Offered Shares”), the Shareholder shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of Offered Shares to be transferred, the price per Offered Share and all other material terms and conditions of the proposed transfer. The Company shall have the option to purchase all, but not less than all, of the Offered Shares at the purchase price and upon the other terms and conditions specified in the Transfer Notice. The Company may accept the offer by notifying the Shareholder in writing, within twenty (20) days after the date of its receipt of the Transfer Notice, of its acceptance. The closing of the purchase of Offered Shares pursuant to this Section 4(b) shall occur at the principal offices of the Company within fifteen (15) days after receipt by the Shareholder of the Company’s notice of acceptance. At the closing, the Shareholder shall tender to the Company the certificate or certificates representing the Offered Shares, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in forms suitable for the transfer of such Offered Shares, free and clear of all liens, encumbrances and restrictions (other than those imposed by the Company’s Certificate of Incorporation or Bylaws or applicable laws) to the Company against delivery by the Company to the Shareholder of a check in the amount of the aggregate purchase price therefor, provided, that if the terms of the payment set forth in the Transfer Notice were other than cash against delivery, the Company may, at its option, pay for the Offered Shares on the same terms and conditions set forth in the Transfer Notice. If the Company does not elect to acquire all of the Offered Shares, the Shareholder may transfer to the proposed transferee, within the 60-day period following the expiration of the rights granted to the Company pursuant to this Section 4(b), all, but not less than all, of the Offered Shares, provided, that (i) such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice, (ii) such transfer shall comply with all applicable state and federal securities laws, (iii) the Shares so transferred shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4), and (iv) such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

(c)          Notwithstanding the foregoing, the Shareholder may transfer Shares (whether or not subject to the Purchase Option) to or for the benefit of any parent, spouse, child or grandchild, or to a trust or custodial account for his, her or their benefit, without first offering such Shares to the Company pursuant hereto, provided that (i) such transfer shall comply with all applicable state and federal securities laws, (ii) such Shares shall remain subject to this Agreement (including without limitation the Purchase Option, if then applicable, and the restrictions on transfer set forth in this Section 4), and (iii) such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

(d)          Except as set forth in Section 4(c), the Shareholder may not transfer any Shares subject to the Purchase Option.

(e)          The restrictions on transfer set forth in this Section 4 shall remain in effect from the date hereof until the date on which the Company (or, in the event of a transaction to which Section 8(b) applies, an Acquiring Corporation (as defined below)) first becomes subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (provided, however, that if the Company first becomes subject to such reporting requirements in connection with the sale of the Company’s Common Stock in a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), the date determined pursuant to this Section 4(e) shall be deemed to be the date of the closing of such sale.)

6.           Effect of Prohibited Transfer. The Company shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

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7.           Restrictive Legend. All certificates representing Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Stock Repurchase Agreement between the Company and the registered owner of this certificate (or such owner’s predecessor in interest), and such Stock Repurchase Agreement is on file in, and may be examined at, the principal office of the Company.”

8.           Investment Representations. The Shareholder represents, warrants and covenants as follows:

(a)          The Shareholder is purchasing the Shares for the Shareholder’s own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.

(b)          The Shareholder has had such opportunity as the Shareholder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Shareholder to evaluate the merits and risks of the Shareholder’s investment in the Company.

(c)          The Shareholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(d)          The Shareholder can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(e)          The Shareholder understands that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

(f)          A legend substantially in the following form will be placed on the certificate representing the Shares:

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“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the Company to the effect that such registration is not required.”

9.           Adjustments for Stock Splits, Stock Dividends, etc.

(a)          If from time to time during the term of the Purchase Option there is any stock split, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Shareholder is entitled by reason of the Shareholder’s ownership of the Shares shall be immediately subject to the Purchase Option, the restrictions on transfer and other provisions of this Agreement in the same manner and to the same extent as the Shares, and the Option Price shall be appropriately adjusted.

(b)          If the Shares are converted into or exchanged for, or shareholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another Company (an “Acquiring Corporation”), or other property (including cash), pursuant to any merger of the Company or acquisition of its assets by an Acquiring Corporation, then the rights of the Company under this Agreement shall inure to the benefit of the Acquiring Corporation and this Agreement shall apply to the securities or other property received from the Acquiring Corporation upon such conversion, exchange or distribution in the same manner and to the same extent as the Shares.

10.          Withholding Taxes.

(a)          The Shareholder acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Shareholder any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Shareholder.

(b)          If the Shareholder elects, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, the Company will require at the time of such election an additional payment for withholding tax purposes based on the difference, if any, between the purchase price for such Shares and the fair market value of such Shares as of the day immediately preceding the date of the purchase of such Shares by the Shareholder.

11.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

12.          Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Board on behalf of the Company.

13.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Shareholder and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

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14.          No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Shareholder any right to be retained, in any position, by the Company, whether as an employee of or consultant to the Company or in any other capacity.

15.          Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath the Shareholder’s or the Company’s respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 15.

16.          Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

17.          Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

18.          Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Shareholder.

19.          Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of North Carolina (without reference to the conflicts of law provisions thereof).

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

GROUNDFLOOR INC.

By:	Brian R. Dally
Brian Dally
President and Chief Executive Officer

SHAREHOLDER:

Chris Schmitt
Chris Schmitt

Address:	1328 Turner Woods Drive
Raleigh, NC 27603

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